Exhibit 99.1

Timberline Announces Extension of Due Date on Convertible Loan

June 23, 2010 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline”) is pleased to announce that it has extended the due date of its outstanding $5 million convertible note with Small Mine Development, LLC (“SMD”) until April 30, 2012.

Randal Hardy, Timberline’s CEO, commented, “We are happy to obtain this long-term extension of this loan which was possible due to our close affiliation and working relationship with SMD.  The due date is now extended to a time when we expect to be producing gold and generating cash flow from our Butte Highlands Gold Project, where we continue to work closely with SMD as our partner and the operator.”

The note remains convertible by SMD at any time prior to the payment of the note in full at a conversion price of $1.50 per share, and the note may be prepaid by Timberline in whole or in part at any time without premium or penalty.  The other terms of the note remain unchanged with the exception of the monthly interest which is now payable monthly in cash.  As consideration for SMD to extend the due date of the loan, Timberline paid all of the interest accrued from the original date of the loan through June 30, 2010 in cash along with a 1% loan extension fee.

About Timberline Resources Corporation

Timberline is a diversified gold company with three complementary business units: a mine in development with anticipated gold production, an active exploration division with a large, drill-tested, highly prospective project portfolio in Nevada’s Battle Mountain - Eureka gold trend, and two contract core drilling subsidiaries in the U.S. and Mexico providing revenues and cash flow to the company. Timberline is focused on the evaluation and the acquisition of advanced-stage exploration opportunities, with the potential for near-term development and production. Timberline formed a 50/50 joint venture with Highland Mining, LLC, an affiliate of Small Mine Development, at its royalty-free Butte Highlands Gold Project which commenced development in the summer of 2009 and has gold production targeted in 2011.  The Management team has experience, depth, and a solid track record of achievement in building successful companies and discovering economic ore bodies.  Timberline is listed on the NYSE Amex where it trades under the symbol “TLR” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2009.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

Randal Hardy, CEO
Phone: 208.664.4859